MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

DEVELOPING CAPITAL MARKETS FOCUS FUND

SERIES #16

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
6/16/00	China Unicom	$553,723	$4,670,005,829	Morgan Stanley
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